Exhibit 2.13

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

Maudore Minerals Ltd.

2000 Peel Street

Suite 620

Montreal, Quebec

Canada, H3A 2W5

2.	Date of Material Change

November 27, 2013

3.	News Release

A news release (the “News Release”) was issued by Maudore Minerals Ltd. (“Maudore” or the “Company”) (MAO: TSX-Venture; MAOMF: US OTC; M6L Frankfurt Exchange) through CNW Telbec on November 28, 2013. A copy of the News Release is attached hereto as Appendix A and forms a part of this material change report.

4.	Summary of Material Change

Maudore announced on November 28, 2013 that upon an application by Entrepreneur minier Promec Inc. (“Promec”), the Quebec Superior Court has dismissed the bankruptcy petition that Promec had previously filed against Aurbec Mines Inc. (“Aurbec”) on August 25, 2013, and has discharged the hypothec previously registered in favour of Promec against Aurbec’s Vezza and Sleeping Giant properties. Pursuant to an agreement that was reached last month for the consensual restructuring of Aurbec’s trade payables, an arrangement has been made that is acceptable to the Company’s senior secured lender to grant a first ranking security to Promec and to one other creditor over the Vezza property only in order to secure the repayment of all indebtedness owing to them should Aurbec fail to delivery on the current plan to see all creditors repaid in full.

5.	Full Description of Material Change

There is no additional information not included in the news release attached hereto.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Gregory Struble

President and CEO

Email: greg.struble@maudore.com

+1 647 927 0239

9.	Date of Material Change Report

November 28, 2013

PRESS RELEASE

FOR IMMEDIATE RELEASE

Maudore Minerals Ltd. 2000 Peel Street Suite 620 Montreal, QC Canada H3A 2W5

Maudore announces that Promec has removed its Bankruptcy Petition against Aurbec

MONTREAL (November 28, 2013) /CNW Telbec/ - Greg Struble, President and CEO of Maudore Minerals Ltd. (“Maudore” or the “Company”) (MAO: TSX-Venture; MAOMF: US OTC; M6L: Frankfurt Exchange), reports that upon an application by Entrepreneur minier Promec Inc. (“Promec”), the Quebec Superior Court has dismissed the bankruptcy petition that Promec had previously filed against Aurbec Mines Inc. (“Aurbec”) on August 25, 2013, and has discharged the hypothec previously registered in favour of Promec against Aurbec’s Vezza and Sleeping Giant properties. Pursuant to an agreement that was reached last month for the consensual restructuring of Aurbec’s trade payables, an arrangement has been made that is acceptable to the Company’s senior secured lender to grant a first ranking security to Promec and to one other creditor over the Vezza property only in order to secure the repayment of all indebtedness owing to them should Aurbec fail to delivery on the current plan to see all creditors repaid in full.

About Maudore Minerals Ltd.

Maudore is a Quebec-based junior gold company in production, with mining and milling operations as well as more than 22 exploration projects. Five of these projects are at an advanced stage of development with reported current and historical resources and mining. Currently, gold production is ramping up at the Sleeping Giant mine. The Company’s projects span some 120 km, east-west, of the underexplored Northern Volcanic Zone of the Abitibi Greenstone Belt and cover a total area of 1,570 km² with the Sleeping Giant Processing Facility within trucking distance of key development projects.

CONTACTS:

Greg Struble

President and CEO

Email: greg.struble@maudore.com

+1 647 927 0239

George Fowlie

Deputy Chairman of the Board and Director of Corporate Development

Email: george.fowlie@maudore.com

+1 416 587 9801

Claudine Bellehumeur

Chief Financial Officer

Email: cbellehumeur@aurbec.com

+1 819 825 4343

Cautionary Statement Regarding Forward-Looking Statements

This release and other documents filed by the Company contain forward-looking statements. All statements that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “intend”, “anticipate”, “believe”, “expect”, “estimate”, “plan” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements include, without limitation, performance and achievements of the Company, business and financing plans, business trends and future operating revenues. These statements are inherently uncertain and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, financial related risks, unstable gold and metal prices, operational risks including those related to title, significant uncertainty related to inferred mineral resources, operational hazards, unexpected geological situations, unfavourable mining conditions, changing regulations and governmental policies, failure to obtain required permits and approvals from government authorities, failure to obtain any required approvals of the TSX Venture Exchange or from shareholders, failure to obtain any required financing, failure to complete any of the transactions described herein, increased competition from other companies many of which have greater financial resources, dependence on key personnel and environmental risks and the other risks described in the Company’s continuous disclosure documents.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.